Exhibit 10.51
ADDENDUM TWO
TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT
     This ADDENDUM TWO TO LEASE AGREEMENT FOR A GAMMA KNIFE UNIT (this “Addendum”) is dated effective as of November 6, 2006, and is entered into between GK FINANCING, LLC, a California limited liability company (“GKF”) or its wholly owned subsidiary whose obligation under this Agreement shall be guaranteed by GKF, and JACKSON HMA, INC. d/b/a Central Mississippi Medical Center, a for-profit Mississippi corporation (“Medical Center”), with reference to the following recitals:
Recitals:
     WHEREAS, on November 1, 1999, GKF and Medical Center executed a Lease Agreement for a Gamma Knife Unit, which Lease Agreement was amended by a certain Addendum dated November 1, 1999 (such Lease Agreement, as amended by such Addendum, is referred to herein as the “Lease”); and
     WHEREAS, the parties desire to further amend the terms and provisions of the Lease as set forth herein.
     NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
Agreement:
     1. Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.
     2. Extension of Lease Term.
          a. It is acknowledged that the Commencement Date of the Lease is April 30, 2001.
          b. In consideration of the “Upgrade and First Reload” described below, the Term of the Lease as set forth in Section 6 of the Lease is hereby extended for an additional five (5) years (collectively, the “First Extension”). The First Extension shall commence on April 30, 2011 (which is the expiration date of the initial Term of the Lease).
          c. If the “Second Reload” is performed as described below, then, in consideration thereof, the Term of the Lease (as extended by the First Extension) shall be automatically extended for an additional three (3) years (collectively, the “Second Extension”). The Second Extension shall commence on April 30, 2016 (which is the expiration date of the First Extension).
          d. All references in the Lease to the “Term” shall be deemed to refer to the Term, as extended by the First Extension and the Second Extension, as applicable.

     3. Upgrade and Cobalt Reload of the Equipment. Section 15 of the Lease is hereby deleted in its entirety and replaced with the following:
     “15.1 Upgrade and First Reload. Subject to the terms and conditions set forth below, (a) GKF, at GKF’s cost and expense, shall replace and upgrade the Equipment to a Leksell Gamma Knife Perfexion model (the “Perfexion Model”) and reload the Equipment (as upgraded) with new cobalt-60 (the “Upgrade and First Reload”), which Upgrade and First Reload shall be performed at the Site and shall include any required installation and rigging; and (b) GKF shall use its commercially reasonable efforts to perform the Upgrade and First Reload on approximately June 30, 2007, subject to availability of the Perfexion Model from the equipment manufacturer. It is anticipated that the Equipment will be unavailable to perform procedures for approximately four to five weeks due to the Upgrade and First Reload process.
     “15.2 Second Reload. Subject to the terms and conditions set forth below, if a “Second Reload Event” (as defined below) has occurred, then, (a) GKF may elect, at its sole option and at its cost and expense, to reload the Perfexion Model with new cobalt-60 (the “Second Reload”), which Second Reload shall be performed at the Site and shall include any required installation and rigging; and (b) if GKF has elected to do so, GKF shall use its commercially reasonable efforts to perform the Second Reload within approximately ninety (90) days after June 30, 2013. As used herein, a “Second Reload Event” shall be deemed to have occurred if both of the following conditions have been met: (i) as of April 30, 2013, the average reimbursement payable from all payor sources for a procedure using the Equipment (the “Average Reimbursement Rate”) has not decreased by twenty percent (20%) or more from the Average Reimbursement Rate as of the effective date of this Addendum; and (ii) the number of procedures performed during the twelve-month period from April 30, 2012 through April 30, 2013, is comparable to or greater than the number of procedures performed during the twelve-month period from April 30, 2005 through April 30, 2006. If a Second Reload Event has not occurred, then, the parties shall mutually discuss whether and upon what terms a second reload of the Equipment will be performed.
     “15.3 Medical Center Support. In connection with both the Upgrade and First Reload and the Second Reload, Medical Center, at Medical Center’s cost and expense, shall provide GKF with Medical Center personnel (including Medical Center physicists) and services upon request and as required by GKF, among other things, to oversee, supervise and assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Perfexion Model.
     “15.4 Permits. Notwithstanding the foregoing, the Upgrade and First Reload and the Second Reload (if applicable) shall be performed by GKF only after all necessary and appropriate licenses, permits, approvals, consents and authorizations, including, without limitation, the proper handling of the cobalt-60 (collectively, the “Permits”), have been obtained by Medical Center at Medical

Center’s sole cost and expense (other than any filing or registration fees which shall be paid for by GKF). The timing and procedure for such Upgrade and First Reload and the Second Reload (if applicable) shall be as mutually agreed upon between the parties. Notwithstanding anything to the contrary contained in this Agreement, GKF makes no representation or warranty to Medical Center concerning the Upgrade and First Reload and/or the Second Reload (if applicable), and GKF shall have no obligation or liability to pay any damages to Medical Center resulting therefrom.
     “15.5 All references in this Agreement to (a) “Installation” shall be deemed to refer to the Upgrade and First Reload and the Second Reload, as applicable; and (b) “Equipment” shall be deemed, immediately following its upgrade, to mean the Perfexion Model.”
     4. Per Procedure Payment.
          a. The per procedure payment set forth in Section 7 of the Lease shall be adjusted to (a) * per procedure commencing from the first month after the date this Addendum is executed by the parties; and (b) * per procedure commencing from May 1, 2011, and continuing until the expiration of the Lease. As used in the Lease, the term “procedure” shall mean each individual treatment session (fraction), whether performed on an inpatient or outpatient basis, during which a patient receives treatment, imaging or other procedures, including, without limitation, treatment planning and delivery, imaging and other ancillary services, using the Equipment and/or any other equipment or devices that are used in lieu of, or as an alternative to, the Equipment.
          b. Furthermore, as a means to permit Medical Center to perform care for persons who require Gamma Knife procedures, but who are not covered by any government or non-government insurance programs and who do not have the means to pay for such procedures based upon Medical Center’s adopted standards of indigency, GKF shall waive the per procedure payment for * Gamma Knife procedure to be performed for an indigent person meeting the foregoing qualifications (a “Charity Procedure”) for each * procedures (without counting any Charity Procedures) that are performed under this Agreement by Medical Center for which a per procedure payment is made to GKF. For purposes of counting the number of procedures to determine the number of Charity Procedures allowed, there shall be no retroactive counting of procedures performed prior to the date of this Addendum.
          c. Compliance with Safe Harbor. GKF and Medical Center intend that the reductions to the fee per procedure set forth above shall satisfy the requirements of the anti-kickback safe harbor applicable to discounts contained in 42 C.F.R. § 1001.952(h). In furtherance of the foregoing:
          (i) The discount shall be earned and computed based on total number of procedures performed within a single fiscal year of Medical Center.
          (ii) Medical Center must claim the benefit of the discount in the fiscal year in which the discount is earned.

          (iii) Medical Center must fully and accurately report the discount in its applicable cost report or in its separate claims for payment with the Department of Health and Human Services or a State agency.
          (iv) Medical Center must provide, upon request by the Secretary of the Department of Health and Human Services or a State agency, the information provided by GKF as specified below.
          (v) GKF shall fully and accurately report the existence of the discount on the invoices or statements submitted to Medical Center. GKF hereby informs Medical Center of its obligation to report such discount as stipulated in subparagraphs 3 and 4 above.
     5. No Responsibility for Additional Upgrades or Reloading. It is understood by the parties that GKF is not responsible for any additional upgrades, hardware, cobalt reloading, software changes and/or other modifications to the Perfexion Model, except as expressly set forth herein or otherwise agreed upon in writing by Medical Center and GKF.
     6. Captions. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Addendum.
     7. Full Force and Effect. Except as amended by this Addendum, all of the terms and provisions of the Lease shall remain in full force and effect.
     IN WITNESS WHEREOF, the parties have executed this Addendum effective as of the date first written above.

GK FINANCING, LLC		JACKSON HMA, INC. d/b/a Central Mississippi Medical Center

By:	/s/ Ernest A. Bates, M.D.	By:	/s/ Joe B. Riley

Name:	Ernest A. Bates, M.D.	Name:	Joe B. Riley

Title:	GKF Policy Committee Member	Title:	Chief Executive Officer

Required Corporate Approval:

/s/ Tim Parry

Legal Counsel